Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Tommy Pruitt	James Palczynski
Senior Communications Director	Principal and Director
843.574.3866	ICR, Inc.
203.682.8229

Force Protection, Inc. Announces Unaudited FY08 Results

— Expects to Report Q4 Revenues of $239 million, Diluted EPS of $0.17 —

— Expects to Report FY08 Revenues of $1.3 Billion, Full Year Diluted EPS of $0.69 —

—End Fiscal 2008 with Cash Balance of $111 million —

Ladson, SC (March 16, 2009) — Force Protection, Inc. (NASDAQ: FRPT) today announced preliminary results for the fiscal year ended December 31, 2008.  For the fiscal year ended December 31, 2008, the Company’s net sales grew 49% to $1.3 billion versus $891 million in fiscal 2007.  For the full year ended December 31, 2008, the Company reported operating income of $68.5 million, versus the fiscal 2007 level of $5.8 million.  Earnings per diluted share for fiscal 2008 were $0.69 on net income of $46.9 million versus $0.11 per diluted share, on net income of $7.7 million, in fiscal 2007.

As previously announced, the Company will hold a conference call with investors to discuss results and its business outlook, today, March 16th, at 4:30 pm EST.

Michael Moody, Chairman and Chief Executive Officer of Force Protection, Inc., said, “This has been a transformative year for our Company.  We have begun a comprehensive process that is designed to sustain an efficient, forward-thinking, customer-focused and profitable developer of survivability technology.  We are working to diversify our business, improve our operational efficiency, and push forward with new products and technology.  We are proud of our recent new product introductions including the development of the Tactical Support Vehicle, an important program for the United Kingdom’s Ministry of Defence, and the first deliveries of ForceArmor™, a composite armor solution approved and certified to defeat the increased threat levels that our war-fighters are now facing.  In addition, as was recently announced by Force Dynamics, LLC, a joint venture between Force Protection and General Dynamics Land Systems, a division of General Dynamics (NYSE:GD) we delivered and the government accepted two M-ATV Cheetah PRVs (production representative vehicles) for the M-ATV competition. While we clearly see a number of important opportunities in front of us in 2009, we recognize that our success will depend on the ability to convert these opportunities into revenues.”

The Company reported revenues for the fourth quarter ended December 31, 2008 of $239.1 million, a decline of 46% versus the prior year’s level of $440.4 million.  The Company noted that the decline in revenues was primarily the result of lower revenues recognized on shipments of vehicles due to the substantial completion of production under the MRAP program.  However, revenues related to the Company’s service and support business increased to $97.7 million in the fourth quarter of 2008 versus $27.5 million in the fourth quarter of 2007.  This growth was due both to an increased need for spare parts as well as by additional service work on the Company’s fielded fleet of over 4,000 total vehicles.

The Company reported operating income for the fourth quarter ended December 31, 2008 of $13.2 million, an increase of 33% versus $9.9 million in the fourth quarter of 2007.  Earnings per diluted share for fourth quarter 2008 were $0.17 on net income of $11.7 million verses $0.12 per diluted share on net income of $8.3 million for fourth quarter 2007.  Gross profit margin increased by six percentage points, largely as a result of the shift in product mix from vehicle production to service and support.  The Company also noted that it had decreased general and administrative expenses in the quarter to $20.0 million versus $27.9 million in the fourth quarter of 2007.

Mr. Moody continued, “At the core of our strategic planning is an initiative to right-size our vehicle manufacturing base and then to utilize world-class partners to deliver the best possible set of capabilities to our customers.   We are fortunate to work with leaders such as General Dynamics Land Systems, NP Aerospace Limited, Spartan Chassis, Raytheon Technical Services Company, BAE Systems and others. More broadly, our strategy is focused on diversifying the range of products and services Force Protection offers to its customers.  We plan to execute this imperative by continuing to invest in our innovation resources and identifying companies with complementary businesses with which to partner.  Culturally, we believe that Force Protection is, and will be, most competitive as an innovative, nimble, forward-thinking company focused on understanding and responding to customer requirements.  During this strategic transformation, sustaining this position is consistent with our heritage and will enable us to deploy our considerable capital resources most effectively.”

The Company noted that as of December 31, 2008 it continued to maintain a strong capital position, with no long-term debt and $111.0 million of cash and cash equivalents.  The Company further commented that it had generated $36.4 million in operational cash flow over the course of 2008 versus an operational cash use of $(9.1) million in the prior year.  Inventory decreased to $88.5 million as of December 31, 2008 versus $140.6 million.  Additionally, payables decreased to $47.1 million from $146.5 million as of December 31, 2007.

Mr. Moody concluded, “2008 was a year of achivements in many areas of our organization and I am deeply grateful for the tireless efforts of our employees, the valuable advice and support of our partners, the continued loyalty of our customers, and the support shown the Company by our shareholders.  The successful implementation our strategic vision for this business will require continued dedication and commitment.  Our goal of true organizational excellence can be achieved only by a culture which demands excellence of each and every employee.  It is our mission to create the organization and build the team that willingly accepts this responsibility.  In that way, despite the challenges that still lie ahead of us, we believe that we will succeed in delivering value to our customers, the industry, and to our shareholders.”

Today the Company also filed a Form 12b-25 stating that it was unable to file is 2008 Annual Report on Form 10-K by the March 16, 2009 prescribed due date.  The Company is working as expeditiously as possible to complete this filing.  As previously reported on the Form 8-K filed on January 16, 2009, the Company was informed by the staff of the Securities and Exchange Commission (SEC) that, as a result of the October 2008 deregistration of Jaspers + Hall, PC, the Company’s auditor in 2006, the Company should have a firm currently registered with the Public Company Accounting Oversight Board (PCAOB) re-audit the Company’s consolidated financial statements for the year ended December 31, 2006, if such audit report is required to be included in any future filings with the SEC.  The audit report of the Company’s consolidated financial statements for the year ended December 31, 2006 is required to be filed with the Company’s 2008 Annual Report on Form 10-K.  The Company has engaged Grant Thornton LLP, the Company’s current independent registered public accounting firm, to re-audit the Company’s consolidated financial statements for the year ended December 31, 2006 and to audit the Company’s consolidated financial statements for the years ended December 31, 2007 and December 31, 2008.

About Force Protection, Inc.

Force Protection, Inc. is a leading American designer, developer and manufacturer of survivability solutions, predominantly blast and ballistic protected wheeled vehicles currently deployed by the U.S. military and its allies to support armed forces and security personnel in conflict zones. The Company’s specialty vehicles, the Cougar, the Buffalo and the Cheetah, are designed specifically for reconnaissance and urban operations and to protect their occupants from landmines, hostile fire, and improvised explosive devices (IEDs, commonly referred to as roadside bombs). The Company also is the developer and manufacturer of ForceArmor™ an armor package providing superior protection against explosively formed projectiles (EFPs) now available for a wide range of tactical-wheeled vehicles. The Company is one of the original developers and primary providers of vehicles for the U.S. military’s Mine Resistant Ambush Protected, or MRAP, vehicle program. For more information on Force Protection and its vehicles, visit www.forceprotection.net.

Material Weakness Discussion

As previously disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, the Company concluded that its internal control over financial reporting was not effective based on the material weaknesses identified.  The Company has worked throughout  2008 to remediate the material weaknesses that existed as of December 31, 2007.  Although the Company has completed remediation of certain material weaknesses, not all of the material weaknesses that were identified were remediated as of December 31, 2008.

Safe Harbor Statement

This press release contains forward looking statements that are not historical facts, including statements about our beliefs and expectations. These statements are based on beliefs and assumptions of Force Protection’s management, and on information currently available to management. These forward looking statements include, among other things: the growth and demand for Force Protection’s vehicles, including the Tactical Supply Vehicle, the ForceArmor™ kits and the M-ATV Cheetahs; the rate at which the Company will be able to produce these vehicles and products; the Company’s ability to develop new technologies and products, and the effectiveness of these technologies and products; the Company’s execution of its business strategy and strategic transformation, including ability to right-size its manufacturing base, diversify the range of its product offerings and utilize world-class partners; the timing to file the 2008 Annual Report on Form 10-K; and the Company’s expected financial and operating results, including its revenues and cash flow, for future periods. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statements. Examples of these factors include, but are not limited to, ability to effectively manage the risks in the Company’s business; the ability to develop new technologies and products and the acceptance of these technologies and products; the ability to obtain new orders for its vehicles and products; the timing and nature of the final resolution of the Company’s previously disclosed accounting issues; the Company’s ability to identify and remedy its internal control weaknesses and deficiencies,  and other risk factors and cautionary  statements listed in the Company’s periodic reports filed with the Securities and Exchange Commission, including the risks set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and the Quarterly Report for the period ended September 30, 2008.

Force Protection, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	As of December 31,
	2008	2007
	(In Thousands, Except Share Data)
Assets
Current assets:
Cash and cash equivalents	$111,001	$90,997
Accounts receivable, net of allowance for doubtful accounts of $— in 2008 and $323 in 2007	138,449	118,794
Inventories	88,502	140,639
Advances to subcontractor	—	25,106
Deferred income tax assets	15,572	14,530
Income taxes receivable	—	6,565
Other current assets	2,417	8,481
Total current assets	355,941	405,112
Property and equipment, net	61,429	66,707
Intangible assets, net	654	1,355
Deferred income tax assets	—	1,496
Total assets	$418,024	$474,670
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$47,115	$146,515
Due to United States government	39,015	18,969
Other current liabilities	20,783	20,710
Advance payments on contracts	29,504	56,552
Total current liabilities	136,417	242,746
Deferred income tax liabilities	3,141	—
Other long-term liabilities	139	295
	139,697	243,041

Commitment and contingencies

Shareholders’ equity:
Common stock	68	68
Additional paid-in capital	256,939	257,160
Retained earnings (accumulated deficit)	21,320	(25,599)
Total shareholders’ equity	278,327	231,629
Total liabilities and shareholders’ equity	$418,024	$474,670

Force Protection, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	For the three months ended December 31,		For the year ended December 31,
	2008	2007	2008	2007
	(In Thousands, Except Per Share Data)
Net sales	$239,058	$440,394	$1,326,331	$890,672
Cost of sales	201,856	399,328	1,149,670	786,803
Gross profit	37,202	41,066	176,661	103,869
General and administrative expenses	19,983	27,931	93,950	84,044
Research and development expenses	4,054	3,204	14,259	14,052
Operating income	13,165	9,931	68,452	5,773
Other income, net	52	721	1,463	4,209
Interest expense	(107)	(523)	(332)	(609)
Income before income tax expense	13,110	10,129	69,583	9,373
Income tax expense	(1,402)	(1,861)	(22,664)	(1,721)
Net income	$11,708	$8,268	$46,919	$7,652
Earnings per common share:
Basic	$0.17	$0.12	$0.69	$0.11
Diluted	$0.17	$0.12	$0.69	$0.11
Weighted average common shares outstanding:
Basic	68,330	68,247	68,314	68,054
Diluted	68,420	68,624	68,393	68,404

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